Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered

Debtors.

BALANCE SHEETS

AS OF DECEMBER 31, 2014

MANAGEMENT’S DISCUSSION AND ANALYSIS,

ACCOMPANYING SCHEDULES AND INTERIM UPDATE TO THE

POST-SIXTH DISTRIBUTION CASH FLOW ESTIMATES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o MICHAEL S. LETO, CHIEF FINANCIAL OFFICER 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o JACQUELINE MARCUS, GARRETT A. FAIL 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: March 26, 2015

Balance Sheets as of December 31, 2014 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a responses (maintaining the anonymity of the questions’ origination). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as needed, to:

QUESTIONS@lehmanholdings.com

The Company’s posted responses were last updated on October 31, 2014, and can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under Key Documents, Responses to Questions Submitted

Balance Sheets as of December 31, 2014 (Unaudited)

I. Schedule of Debtors

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc.(“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l (“Lux Resi”)	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

Balance Sheets as of December 31, 2014 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussions & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company has made and expects to continue to make semi-annual distributions to creditors of all Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Balance Sheets, including the Notes to the Balance Sheets and Management’s Discussion and Analysis (“MD&A”) and Accompanying Schedules (collectively, the “Balance Sheets”), are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). The MD&A previously reported in a separate section of the Balance Sheets is now combined with the Notes to the Balance Sheets. The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors.”

The Company has prepared the Balance Sheets based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

In preparing these Balance Sheets, the Company made various estimates and assumptions based on information available to the Company. As such, this report contains forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets should be read in conjunction with the Company’s previous filings, including the Post-D6 Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), and the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Balance Sheets:

•	Are not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Do not reflect period-end adjustments, including accruals;

•	Do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real-estate and private equity partnerships made by the Company;

•	Include certain items that remain under continuing review by the Company and may be accounted for differently in future Balance Sheets.

Trends and Uncertainties

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Balance Sheets, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities;

•	investment grade corporate bonds and commercial paper; and

•	AAA-rated asset-backed securities secured by auto loans and credit card receivables.

The majority of the Company’s short-term investments mature by March 31, 2015.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of December 31, 2014:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities

($ in millions)	LBHI	LBSF	LCPI	Other	Total
Reserves for Claims:
Disputed unsecured claims (1)	$2,168	$1,769	$16	$383	$4,337	$—	$4,337
Tax claims (2)	390	117	—	4	511	—	511
Distributions on Allowed Claims (not remitted) (3)	157	1	47	1	207	—	207
Secured, Admin, Priority Claims and Other (4)	82	20	9	10	120	—	120

Subtotal, Claims Reserves	2,797	1,907	72	399	5,175	—	5,175
Cash pledged to JPMorgan (CDA) (5)	285	—	—	—	285	—	285
Citigroup and HSBC (6)	2,036	—	—	—	2,036	—	2,036
Other (7)	195	21	8	30	254	153	407

Total	$5,312	$1,928	$80	$429	$7,749	$153	$7,902

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the sixth Plan distribution on October 2, 2014 (“D6”).

(2)	Represents the cash reserve for the amended proof of claim filed by the Internal Revenue Service (“IRS”) in December 2013. Refer to Note 11 – Taxes Payable for an update on release of reserves subsequent to December 31, 2014.

(3)	Includes (i) approximately $64 million related to unpaid Plan distributions to creditors with Allowed Claims that are held pending resolution of certain matters with various Non-Controlled Affiliates, (ii) approximately $63 million related to claimants subject to Office of Foreign Asset Control (“OFAC”), and (iii) approximately $80 million related to other open items.

(4)	Includes (i) post-petition intercompany payables of $34 million, (ii) disputed secured claims of $10 million, and (iii) other administrative and other activities of $76 million.

(5)	Represents cash deposited into accounts by LBHI and pledged to JP Morgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM, effective March 31, 2010. The release of this cash is pending resolution of, among other items, certain clearance and derivative exposures.

(6)	Represents cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. (“Citigroup”) ($2,007 million) and HSBC Bank PLC (“HSBC”) ($29 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of October 2, 2014, because these institutions have asserted claims. The Company is in discussions with HSBC and commenced litigation against Citigroup regarding these deposits.

(7)	Includes: (i) $91 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $58 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $97 million of cash not remitted by Debtor-Controlled Entities to third parties, including various Non-Controlled Affiliates, pending settlements on intercompany balances, for their pro rata share of distributions, (iv) cash held at Debtor-Controlled Entities due primarily to LBHI of $45 million, and (v) $116 million of various miscellaneous items.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of December 31, 2014 by asset portfolio, and the changes in recovery values since the previously filed Balance Sheets as of October 2, 2014:

(Unaudited)		(Activity 10/03/14- 12/31/14)
	Inventory as of October 2, 2014	Transfers and	Recovery Value	Cash (2)		Inventory as of December 31, 2014
$ in millions	Total	Reclassifications	Change (1)	(Receipts)	Disbursements	Total
Commercial Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$35	$—	$20	$(8)	$0	$47
Lehman Commercial Paper Inc.	506	—	(37)	(45)	4	428

Subtotal Debtors	541	—	(17)	(52)	4	475

Debtor-Controlled	1,001	—	(67)	(71)	12	875

Total Commercial Real Estate	1,542	—	(84)	(124)	15	1,350

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc.	129	—	3	(5)	2	129
Lehman Brothers Special Financing Inc.	0	—	(0)	—	—	0
Lehman Commercial Paper Inc.	50	—	16	(9)	—	56

Subtotal Debtors	179	—	19	(14)	2	186

Debtor-Controlled	60	—	3	(3)	—	61

Total Loans and Residential Real Estate	239	—	22	(17)	2	246

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	9	—	0	(0)	—	9
Lehman Commercial Paper Inc.	125	—	0	(86)	—	39

Subtotal Debtors	133	—	0	(86)	—	48

Debtor-Controlled	1,918	—	(8)	(228)	—	1,683

Total Private Equity / Principal Investments	2,052	—	(7)	(314)	—	1,731

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	382	—	55	(94)	—	343
Lehman Brothers Commodity Services Inc.	15	(1)	—	(14)	—	0
Lehman Brothers Commercial Corp.	2	—	(1)	—	—	1
Other Debtors	39	—	(0)	—	—	39

Subtotal Debtors	438	(1)	54	(108)	—	383

Debtor-Controlled	8	—	(6)	—	—	1

Total Derivative Receivables and Related Assets	446	(1)	48	(108)	—	384

Totals	$4,279	$(1)	$(22)	$(562)	$18	$3,711

(1)	Represents adjustments to recovery values based on changes in market prices, assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.
(2)	Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences. Cash receipts and disbursements related to Derivative Receivables and Related Assets include collections on open and terminated trades, net of hedging activities.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value and third party analyses.

As of December 31, 2014, the Company estimated the aggregate remaining recovery value for the Commercial Real Estate portfolio at $1,350 million, a $192 million reduction as compared to the Company’s estimates as of October 2, 2014. This reduction was driven largely by monetization activities, and a decrease in estimated recovery values, primarily related to European assets.

Loans and Residential Real Estate

The Loans and Residential Real Estate portfolio includes commercial term loans with fixed maturity dates, corporate equity securities, residential whole loans, residential mortgage-backed securities, recoveries on claims, securitized loans, and real estate owned properties.

The Company utilizes internal pricing models, which incorporate current market prices and historical and estimated future cash flows, to determine the recovery values of loans. Recovery values for mortgage-backed securities are based primarily on third-party valuation analyses, which generally include market prices for similar assets and various pricing assumptions. Valuations for recoveries on claims are based on historical settlements of similar claims, internal counterparty analyses, and management judgment.

Potential litigation recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements are excluded from recovery values, as litigation outcome are highly uncertain and contingent upon various legal factors outside of the Company’s control.

As of December 31, 2014, the Company estimated the aggregate remaining recovery value for the Loans and Residential Real Estate portfolio at approximately $246 million, a $7 million increase, net of collections, as compared to the Company’s estimates as of October 2, 2014.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests (“GP/LP positions”) in investment fund vehicles (including private equity) and in related funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Private Equity / Principal Investments (continued)

As of December 31, 2014, the Company estimated the aggregate recovery value for the Private Equity / Principal Investments portfolio at $1,731 million, a $321 million reduction as compared to the Company’s estimates as of October 2, 2014. This reduction was driven by monetization activities, including receipts of $151 million and $114 million from the sales of Firth Rixson and Castex Energy 2005 L.P. investments, respectively.

Derivatives Assets and Derivatives Liabilities

Derivatives assets and Derivatives liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivatives assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 – Legal Proceedings, estimated recoveries are recorded at zero unless one of the following conditions are met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amount; and

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Balance Sheets reflect estimated recovery values at the value locked in.

Derivatives claims are recorded in Liabilities Subject to Compromise as follows:

(i)	Resolved claims are recorded at values agreed by the Company; and

(ii)	Unresolved claims are recorded at amounts estimated to be allowed by the Company.

Derivatives claims recorded by LBSF include: (i) JPM claims transferred to LBHI pursuant to the CDA (see Note 6 for further detail), and (ii) LBSF’s obligations under the RACERS swaps.

The Company continues to review amounts recorded for Derivatives assets and liabilities. As the Company obtains further clarity on ultimate recovery values and/or claim amounts, including the results of negotiations with third parties and litigation settlements, the Company may record adjustments, which may be material, in future balance sheets.

As of December 31, 2014, the Company estimated the aggregate remaining recovery values for Derivatives assets at $384 million, a $62 million reduction as compared to the Company’s estimates as of October 2, 2014. This reduction was driven by approximately $108 million of collections from mediations and other settlements related to special purpose vehicles and with various other counterparties, offset by a net increase in estimated recovery values, primarily driven by settlements on certain Affirmative Litigations previously excluded.

As of December 31, 2014, the Company estimated aggregate Derivatives liabilities, before any distributions, at $25.7 billion.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Hedging Programs

Certain entities conduct hedging programs to protect (i) against the loss of value from fluctuations in foreign exchange rates in receivables from certain foreign affiliates, real estate and derivatives, and (ii) the value of certain derivatives transactions that have not been terminated by counterparties. As of December 31, 2014, the Company’s currency hedging program included hedges against movements in the Euro, British pound, Swiss franc, and Japanese yen, primarily related to certain foreign currency exposures in Receivables from Non-Controlled Affiliates.

As of December 31, 2014, the cash posted as collateral on hedging positions for Derivatives hedging activities of approximately $30 million and the Company’s foreign currency hedging program of $161 million is reflected on the Company’s Balance Sheets in “Derivatives Receivables and Related Assets” and “Receivables from Controlled Affiliates and Other Assets,” respectively.

Note 6 – Subrogated Receivables from Affiliates and Third Parties

JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a Collateral Disposition Agreement effective March 31, 2010, which provided for, among other items:

•	Provisional settlement of JPM’s claims against the Debtors; and

•	LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Debtor-Controlled Entities and Non-Controlled Affiliates.

In accordance with the LBI Settlement Agreement, which was effective June 2013 between LBHI and certain other Debtors and Debtor-Controlled Entities and LBI, LBI waived any rights to any proceeds from the collateral held by JPM that was transferred to LBHI.

As of December 31, 2014, the “Subrogated Receivables from Affiliates and Third Parties” balance of approximately $2.0 billion primarily consisted of receivables from LBSF of $1.6 billion, LBCC of $0.125 billion, and other Affiliates of $0.3 billion.

The ultimate recovery by LBHI on its subrogated receivables will be determined by a number of factors, including (i) the resolution of the derivatives claim JPM asserted against LBSF, LBCC and LBHI, and (ii) the resolution of other litigation matters with JPM. Consequently, LBHI’s ultimate recoveries may be materially less than the $2.0 billion of subrogated receivables recorded on the Balance Sheets herein.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Other Assets includes: (i) $2.9 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Controlled Affiliates and Other Liabilities and (ii) $475 million of other assets.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of December 31, 2014:

	Debtors					Debtor- Controlled Entities	Total Debtors and Debtor- Controlled Entities
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total
Encumbered Financial Inventory (1)	$—	$297	$—	$—	$297	$—	$297
Secured Notes (2)	—	—	506	685	1,191	—	1,191
PIK Notes (3)	10	—	10	77	97	—	97
Fundings and other activites (4)	303	41	—	146	490	790	1,281

Receivables from Controlled Affiliates	312	338	516	908	2,075	790	2,865

Receivables related to CRE assets	44	2	—	—	46	3	49
Receivable from Fenway (5)	103	—	—	—	103	—	103
Affiliate Claims (6)	27	10	44	4	85	—	85
Collateral Posted on Hedges	154	7	—	—	161	—	161
Other	44	1	(0)	2	47	30	77

Total Other Assets	372	20	44	6	442	33	475

Total Receivables from Controlled Affiliates and Other Assets	$685	$358	$560	$915	$2,517	$823	$3,340

(1)	Represents Private Equity/Principal Investment assets encumbered by LB I Group Inc. to LCPI.
(2)	Includes (i) a $560 million loan from LOTC to LBHI, secured by certain LBHI assets and matures on March 1, 2015, and (ii) investments of $506 million and $125 million of LBSF’s and LBCC’s cash reserves for disputed claims, respectively, in secured notes issued by LBHI [Docket No. 46237].
(3)	Represents the remaining portions of the PIK Notes, net of distributions through October 2, 2014, issued by Lehman ALI Inc. (“ALI”) to LOTC, LBSF, and LBHI.
(4)	Includes (i) $420 million deposited at LBHI by certain Debtors and Debtor-Controlled Entities related to each entity’s respective portion of the cash reserve for the asserted aggregate tax liability of $510 million related to the amended proof of claim filed by the IRS in December 2013; (ii) $247 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations; (iii) $195 million related to promissory notes issued by LBHI to certain Debtor-Controlled Entities, of which LBHI is the ultimate economic beneficiary; (iv) $164 million related to amounts deposited at LBHI by certain Debtors related to their portion of the reserve allocation agreement for disputed claims against the Debtors; (v) $145 million of cash collections at LCPI for the benefit of certain Debtor-Controlled Entities, of which LCPI is the ultimate economic beneficiary; and (vi) $55 million at LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].
(5)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $127 million of payments received by LBHI as a result of Plan distributions.
(6)	Represents affiliate claims acquired through settlements with third parties at estimated recovery values, net of distributions.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 7 – Receivables from Controlled Affiliates and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI then allocated to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset portfolios, such as asset management staff, professional fees and technology costs to support the asset portfolios, are allocated among legal entities based on the pro rata ownership of inventory within each asset portfolio;

(iii)	Costs associated with claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among legal entities based on a combination of outstanding unresolved claims, pro rata ownership of inventory, and net cash receipts.

The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future Balance Sheets.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 8 – Investments in Affiliates

Investments in Affiliates are recorded in the Balance Sheets at book values, and investments in Debtors and Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by Other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of ALI), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Accruals will be established for loss contingencies if it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets. Under certain covenants, LBB is required to maintain a minimum stockholders’ equity equal to the maximum liability, plus $25 million, under the guarantees until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guarantees, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the respective closing date.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down, litigation and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets. Refer to the Post-D6 Cash Flow Estimates for aggregate estimated recoveries on Due from Affiliates balances.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors

The table below presents the Due from/to Controlled Affiliates balances as of December 31, 2014 and the related activity since the previously filed Balance Sheets as of October 2, 2014:

		Activity 10/3/14 - 12/31/14
$ in millions	Balance as of October 2, 2014	Cash Receipts	Cash Distributions	Plan Related Adjustments (1)	Debt Forgiveness (2)	Balance as of December 31, 2014
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$40,425	$—	$—	$(7,968)	$(46)	$32,411
Lehman Commercial Paper Inc.	5,376	—	—	(8)	(96)	5,272
Lehman Brothers Special Financing Inc.	589	—	—	(97)	1	493
Other Debtors	870	—	—	(91)	(14)	765

Subtotal Debtors	47,260	—	—	(8,164)	(155)	38,941
Debtor-Controlled	4,975	—	—	—	—	4,975

Total Due From Controlled	$52,235	$—	$—	$(8,164)	$(155)	$43,916

Due To Controlled (3)
Debtors:
Lehman Brothers Holdings Inc.	$5,102	$—	$—	$—	$—	$5,102
Lehman Commercial Paper Inc.	9,428	—	—	(4,338)	—	5,090
Lehman Brothers Special Financing Inc.	13,602	—	—	(3,015)	(1)	10,586
Other Debtors	1,682	—	—	(811)	14	885

Subtotal Debtors	29,814	—	—	(8,164)	13	21,663
Debtor-Controlled	14,849	—	—	—	(168)	14,680

Total Due To Controlled	$44,663	$—	$—	$(8,164)	$(155)	$36,343

(1)	Intercompany Funding Balance Adjustments of $7.9 billion as described in the Disclosure Statement (refer to Note 12 – Liabilities Subject to Compromise for further discussion) and Plan Adjustments of $250 million were written-off as of December 31, 2014.
(2)	Debt forgiveness resulting from dissolution of Debtor Controlled-Entities.
(3)	“Due to Controlled Affiliates” balances are reflected in Liabilities Subject to Compromise on the December 31, 2014 Balance Sheets.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

The following table presents a summary of Due from/to Controlled Affiliates by counterparty as of December 31, 2014:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors Entities

$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$92	$(10,192)	$36	$(4,529)	$211	$(409)	$339	$(15,131)
LB Special Financing Inc	10,192	(92)	—	—	75	(316)	286	(13)	10,554	(421)
Lehman Commercial Paper Inc	4,529	(36)	316	(75)	—	—	200	(328)	5,045	(438)
LB Commodity Services Inc	154	(41)	—	(267)	—	(2)	—	(0)	154	(310)
LB Commercial Corporation	—	(16)	13	—	43	—	0	—	56	(16)
Structured Asset Securities Corp	241	—	0	—	—	(190)	—	—	241	(190)
Merit, LLC	—	(16)	—	(13)	198	—	—	—	198	(29)
LB OTC Derivatives Inc	0	—	0	—	—	—	—	—	0	—
Other Debtors	14	(138)	0	(5)	86	(8)	0	(0)	100	(151)
RACERS Claims (1)	1,251	—	—	—	—	—	—	—	1,251	—

Total Debtors	16,383	(339)	421	(10,554)	438	(5,045)	$697	$(750)	$17,939	$(16,688)

Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,658)	—	(0)	2,773	—	0	—	2,773	(2,659)
LB Pass-Through Securities Inc	143	—	—	—	155	—	—	—	298	—
LCPI Properties Inc	0	(547)	—	—	—	(0)	—	—	0	(547)
Ribco spc, Inc	26	—	29	—	—	—	—	—	55	—
Ribco LLC	—	(201)	2	—	—	—	—	—	2	(201)
LB I Group Inc:									—	—
LB I Group Inc (PCO)	2,478	(7)	10	—	69	(1)	—	—	2,558	(7)
LB Offshore Partners Ltd	394	—	—	(0)	1	—	—	—	395	(0)
DL Mortgage Corp	—	(203)	0	—	785	—	—	—	785	(203)
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	893	(16)	—	(2)	—	—	—	(86)	893	(104)
Stockholm Investments Limited	—	(128)	—	(0)	—	—	—	—	—	(128)
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	264	(13)	—	—	—	—	—	—	264	(13)

Other:
Pami Ali LLC	1,843	(71)	1	—	860	(3)	—	(48)	2,704	(122)
Luxembourg Finance Sarl	844	—	28	—	—	—	67	—	939	—
Real Estate Private Equity Inc	693	—	—	—	—	—	—	—	693	—
L.B.A. YK	290	—	—	—	—	—	—	—	290	—
LB Delta Funding Limited	191	—	—	—	—	—	—	—	191	—
LBHK Funding (Cayman) No.4	185	—	—	—	—	—	—	—	185	—
REPE LBREP II LLC	162	—	—	—	—	—	—	—	162	—
Lehman Brothers Global Services Inc.	104	—	—	(0)	—	(0)	—	(0)	104	(0)
LB Private Equity Advisers LLC	—	(95)	—	(0)	—	—	—	—	—	(95)
Lehman Investment Inc	—	(106)	—	(29)	156	—	—	—	156	(135)
Other	1,196	(719)	2	(1)	36	(41)	—	(0)	1,233	(761)
LB Re Financing No.1 Limited	6,321	—	—	—	—	—	—	—	6,321	—

Total Debtor-Controlled Entities	$16,029	$(4,763)	$72	$(33)	$4,834	$(45)	$67	$(135)	$21,001	$(4,975)

	$32,411	$(5,102)	$493	$(10,586)	$5,272	$(5,090)	$765	$(885)	$38,941	$(21,663)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

The table below presents the Due from/to Non-Controlled Affiliates balances as of December 31, 2014 and the activity since the previously filed Balance Sheets as of October 2, 2014:

		Activity 10/3/14 - 12/31/14
$ in millions	Balance as of October 2, 2014	Cash Receipts (3)	Cash Distributions (4)	Claim Assignments (5)	Plan Related Adjustments (6)	FX / Other	Balance as of December 31, 2014
Due From Non-Controlled (1)
Debtors:
Lehman Brothers Holdings Inc.	$30,096	$(577)	$—	$(2,149)	$—	$(556)	$26,814
Lehman Commercial Paper Inc.	163	—	—	—	—	11	174
Lehman Brothers Special Financing Inc.	1,406	(5)	—	—	—	(22)	1,379
Other Debtors	1,114	(7)	—	—	—	1	1,108

Subtotal Debtors	32,779	(589)	—	(2,149)	—	(566)	29,475
Debtor-Controlled	3,655	(7)	—	—	—	(46)	3,603

Total Due From Controlled	$36,434	$(596)	$—	$(2,149)	$—	$(612)	$33,078

Due To Non-Controlled (2)
Debtors:
Lehman Brothers Holdings Inc.	$48,352	$—	$—	$(2,149)	$—	$(11)	$46,192
Lehman Commercial Paper Inc.	1,418	—	(251)	—	(249)	(84)	834
Lehman Brothers Special Financing Inc.	1,184	—	(57)	—	(29)	(1)	1,097
Other Debtors	79	—	—	—	(2)	—	77

Subtotal Debtors	51,033	—	(308)	(2,149)	(280)	(96)	48,200
Debtor-Controlled	1,609	—	—	—	—	(6)	1,603

Total Due To Controlled	$52,642	$—	$(308)	$(2,149)	$(280)	$(102)	$49,803

(1)	“Due From Non-Controlled” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate as a result of changes in foreign exchange rates.
(2)	“Due to Non-Controlled” balances with Non-Controlled Affiliates are reflected in Liabilities Subject to Compromise herein.
(3)	Between October 3, 2014 and December 31, 2014, the Company collected approximately $596 million in recoveries from Non-Controlled Affiliates, including $397 million from Lehman Brothers Finance SA (in liquidation) (“LBF”) and a catch-up distribution of $125 million from LBIE related to the LBIE Settlement described herein.

Subsequent Activity:

During January and February 2015, the Company received (i) $184 million distribution from LBF, (ii) $616 million from the sale of approximately $2.5 billion face amount of the Company’s general unsecured claims (“GUC”) against LBI. (The Company retained approximately $2.25 billion face amount of LBI GUC following the sale), (iii) $178 million distribution from Lehman Brothers Commercial Corp. Asia Limited, (iv) $150 million distribution from UK Financing, and (v) $63 million distribution from Bankhaus.

In March 2015, the Company received approximately (i) $445 million from Lehman Brothers Asia Holdings and (ii) $225 million from the second distribution from LBI.

(4)	In November 2014, LCPI, LBSF and Lehman Brothers Bankhaus (A.G.) (“Bankhaus”) agreed on the allowed amount of the unsecured 7th Avenue Claim against LCPI and LBSF as described in the Bankhaus Settlement Agreement included in Exhibit 3 of the Plan. As a result, LCPI and LBSF distributed from restricted cash to Bankhaus approximately $251 million and $57 million, respectively, in December 2014.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

(5)	LB UK Financing Limited (“UK Financing”) assigned its claim of $2,875 million, net of distributions of $726 million, to LBHI. As a result, LBHI’s receivable from and payable to UK Financing related to this claim have been offset.
(6)	Plan Adjustments of $280 million were removed from presentation purposes as of December 31, 2014.

F-18

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

The following table presents a summary, as of December 31, 2014, of Due from/to Non-Controlled Affiliates for LBHI, LBSF, LCPI and Other Debtors for balances due from/to entities (i) with which the Company has reached settlements or (ii) were previously controlled by LBHI that are currently managed by third party liquidators:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors Entities

$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Treasury Co B.V. (1)	$2,438	$(25,817)	$761	$—	$—	$—	$119	$—	$3,318	$(25,817)
Lehman Brothers Finance S.A.	9,416	(790)	—	—	0	—	1	—	9,416	(790)
Lehman Brothers Bankhaus A.G.	78	(35)	—	(116)	—	(131)	111	—	189	(282)
Lehman Brothers Inc.	2,897	—	0	—	28	—	507	(1)	3,432	(1)
LB RE Financing No.2 Limited (2)	0	(5,075)	—	—	—	—	—	—	0	(5,075)
Lehman Brothers Asia Holdings Limited	3,942	—	—	—	—	(0)	94	(5)	4,036	(5)
Lehman Brothers Securities NV (1)	3,225	(3,868)	—	(49)	—	—	0	(0)	3,225	(3,917)
LB UK Financing Ltd (3)	231	—	—	—	—	—	—	—	231	—
LB SF No.1 Ltd	—	—	—	—	—	—	—	—	—	—
LB Commercial Corp. Asia Limited	1,476	—	10	—	—	(1)	68	(68)	1,554	(69)
Lehman Brothers International (Europe) Inc. (4)	—	(831)	—	(591)	—	—	17	—	17	(1,422)
Lehman Brothers (Luxembourg) S.A.	528	—	—	—	—	—	—	—	528	—
LB RE Financing No.3 Limited	—	—	551	—	—	—	—	—	551	—
Lehman Re Limited	—	(71)	—	(8)	—	—	—	(0)	—	(78)
LB UK RE Holdings Limited	328	—	10	—	—	(3)	0	—	338	(3)
Lehman Brothers Japan Inc.	—	(131)	—	(141)	—	—	30	—	30	(272)
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—	—	—	366	—
LB Investments PTE Ltd	290	—	—	—	—	—	—	—	290	—
Thayer Properties Limited	245	—	—	—	—	(0)	—	—	245	(0)
LB (PTG) Ltd	217	—	—	—	0	—	—	—	217	—
LB Lease & Finance No.1 Ltd	145	—	—	—	—	—	—	—	145	—
LB (Luxembourg) Equity Finance S.A	115	(62)	—	—	—	—	—	—	115	(62)
Lehman Brothers Asia Limited	—	(138)	—	—	—	(0)	0	—	0	(138)
LB Securities Asia Limited	261	(151)	—	—	—	—	0	—	261	(151)
Wood Street Investments Ltd	—	(207)	—	—	—	—	—	—	—	(207)
LB Holdings Intermediate 2 Ltd	—	(230)	—	—	—	—	—	—	—	(230)
Lehman Brothers Limited	—	(271)	—	(3)	—	(1)	0	(0)	0	(275)
LB UK Holdings Limited	—	(459)	—	—	—	—	—	—	—	(459)
LB Asia Capital Company	31	—	31	—	144	—	160	—	366	—
Eldon Street Holdings Limited	—	(480)	—	—	—	(0)	—	—	—	(481)
Storm Funding Ltd	—	(117)	—	(3)	—	(57)	—	—	—	(177)
Longmeade Limited	13	—	—	—	—	(68)	—	—	13	(68)
Claims held by third parties (5)	—	(6,966)	—	(33)	—	(538)	—	(0)	—	(7,537)
Other	575	(494)	16	(154)	4	(35)	0	(2)	595	(685)

Total	$26,814	$(46,192)	$1,379	$(1,097)	$175	$(834)	$1,106	$(77)	$29,475	$(48,200)

(1)	LBT and LBS are included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in either LBT or LBS.
(2)	Distributions from LBHI to LB RE Financing No.2 Limited (“FIN2”) are subsequently remitted from FIN2 to LB RE Financing No. 1 Limited (“FIN1”); FIN1 then pays these monies to LBHI to satisfy its obligations.
(3)	Refer to footnote No.5 in the “Due from/to Non-Controlled Affiliates” table for further discussion.
(4)	Claims assigned to LBHI by LBIE as part of the LBIE Settlement were satisfied during the fourth quarter of 2014.
(5)	“Claims held by third parties” represent claims originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, and are currently held by third parties, primarily Bankhaus and Storm Funding Ltd.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtors (continued)

The following table presents receivables from certain Non-Controlled Affiliates, net of collections received through December 31, 2014, for LBHI, LBSF, and LCPI:

	LBHI			LBSF			LCPI
$ in millions	Gross Claims	Collections	Net Receivables	Gross Claims	Collections	Net Receivables	Gross Claims	Collections	Net Receivables
Lehman Brothers Finance S.A.	$9,953	$(537)	$9,416	$—	$—	$—	$0	$(0)	$0
Lehman Brothers Asia Holdings Limited	9,245	(5,303)	3,942	—	—	—	—	—	—
Lehman Brothers Securities N.V.	4,411	(1,186)	3,225	—	—	—	—	—	—
Lehman Brothers Inc.	3,489	(592)	2,897	—	—	—	33	(6)	28
Lehman Brothers Treasury Co B.V.	3,275	(837)	2,438	1,023	(262)	761	—	—	—
LB UK Financing Ltd	464	(233)	231	—	—	—	—	—	—
LB Commercial Corp. Asia Limited	2,300	(824)	1,476	17	(7)	10	—	—	—
LB UK RE Holdings Limited	679	(351)	328	21	(11)	10	—	—	—
Lehman Brothers Asia Capital Company	31	—	—	37	(5)	31	168	(24)	144

	$33,815	$(9,327)	$14,536	$1,097	$(285)	$812	$201	$(30)	$171

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Due from/to Affiliates – Debtor-Controlled Entities

The following table presents a summary, as of December 31, 2014, of Due from/to Affiliates balances for Debtor-Controlled Entities.

	Lehman ALI Inc.		LB I Group Inc.		314 Commonwealth Ave. Inc.		LB UK Holdings Delaware Inc.		Other Debtor- Controlled Entities

$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Debtors:
Lehman Brothers Holdings Inc.	$3,406	$(170)	$210	$(2,872)	$143	$(893)	$13	$(264)	$272	$(4,314)
Lehman Commercial Paper Inc.	—	(2,927)	1	(855)	—	—	—	—	3	(1,016)
Lehman Brothers Special Financing Inc.	0	(30)	—	(11)	2	—	—	—	29	(29)
LB 745 LLC	—	—	—	—	—	—	—	—	—	—
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	86	—	—	—	—	—

Total Debtors	$3,406	$(3,127)	$211	$(3,737)	$232	$(893)	$13	$(264)	$303	$(5,359)

Debtor-Controlled:
314 Commonwealth Ave Inc	$56	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (2)	—	—	—	—	—	(56)	—	—	250	—
Repe LBREP III LLc (2)	—	—	—	—	—	—	—	—	127	—
Real Estate Private Equity Inc (2)	—	—	—	—	—	—	—	—	222	—
LB I Group Inc	—	—	—	—	—	—	—	—	—	(308)
LCPI Properties Inc	—	—	—	—	—	—	—	—	—	(173)
Pami ALI LLC	173	(250)	308	—	—	—	—	—	—	(349)
Other	129	(62)	55	(57)	0	(47)	156	(731)	1,530	(1,463)

Total Debtor-Controlled Entities	$358	$(312)	$363	$(57)	$0	$(104)	$156	$(731)	$2,129	$(2,292)

Total	$3,764	$(3,440)	$573	$(3,794)	$232	$(997)	$169	$(995)	$2,432	$(7,651)

Non-Controlled Affiliates: (1)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
LB UK RE Holdings Limited	—	—	—	—	506	—	60	—	2	—
Lehman Brothers Inc.	24		3		1				496	(14)
Lehman Brothers Holdings PLC	—	—	—	(1)	—	—	130	—	2	(3)
LB ODC 3	—	—	—	—	—	—	162	—	—	—
Lehman Brothers Asia Holdings Limited	1	(7)	—	(31)	1	—	2	(47)	484	(507)
Other	0	(1)	1	(2)	7	(0)	801	(68)	96	(922)

Total	$25	$(8)	$4	$(34)	$514	$(0)	$1,232	$(114)	$1,829	$(1,446)

(1)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.
(2)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its senior claim of GBP 38 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of various outstanding legal issues currently in litigation.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to GBP 650 million;

(b)	then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest);

(c)	then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and

(d)	25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest).

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the key documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2:

•	Luxembourg Finance Sarl (“Lux Finance”) and LB Scottish Holdings LP3 (“SLP3”) have receivables from LBHI2 of $730 million of fixed rate notes, plus $19 million of interest accrued through the date LBHI2 entered administration, and $77 million, respectively. As recoveries on these receivables are conditioned upon the resolution of a number of complex legal disputes surrounding distributions from LBIE, the Company has not recorded an estimate of future recoveries on the subordinated receivables from LBHI2 of $6.139 billion (“SLP3 Sub Rec:”), nor additional accrued interest that may accrue subsequent to LBHI2’s administration date at Lux Finance and/or SLP3. The Company has reserved in full for the SLP3 Sub Rec.

•	LB UK Holdings Delaware is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

Settlements with Non-Controlled Affiliates (continued)

LBIE Settlement

In October 2014, LBHI and certain Debtor-Controlled Entities reached various settlement agreements with LBIE. As a result of these settlement agreements, LBHI received a net payment of $66 million, which was comprised of:

(i)	A catch-up distribution of $125 million to LBHI on allowed claims against LBIE asserted by certain Debtor-Controlled Entities;

(ii)	A receipt to resolve the distribution waterfall of the LBIE allowed claim against Bankhaus and the related LBIE allowed guarantee claim against LBHI; and

(iii)	An agreement by LBHI to purchase LBIE’s 55% share of future distributions from Lehman Brothers (Luxembourg) S.A. (“LBLSA”) pursuant to Section 2.12 of the settlement agreement between LBHI and LBLSA dated October 24, 2011.

Bankhaus Creditors’ Settlement

On November 25, 2014, at the Bankhaus Creditors Assembly Meeting, 99.5% of the Bankhaus creditors agreed to the Harmonizing Resolution, as follows:

LBHI entered into and continues to enter into separate bilateral agreements with various Bankhaus creditors. Pursuant to these bilateral agreements, the Bankhaus creditors consented to, among other things, the resolution of the conflicting insolvency law issues, in particular section 44a of the German Insolvency Code, regarding the treatment of allowed claims in the Bankhaus insolvency proceedings and the allowance of counterparty Bankhaus guarantee claims at LBHI. The Bankhaus creditors agreed to assign to LBHI their direct claims against Bankhaus after such Bankhaus Creditors have been satisfied in full through a combination of the distributions from Bankhaus and LBHI.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Other Liabilities includes: (i) $2.9 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Controlled Affiliates and Other Assets and (ii) $504 million of other liabilities.

The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of December 31, 2014:

	Debtors					Debtor-	Total Debtors and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory	$—	$—	$—	$—	$—	$297	$297
Secured Notes	1,191	—	—	—	1,191	—	1,191
PIK Notes	—	—	—	—	—	97	97
Fundings and other activites	781	211	4	5	1,000	280	1,281

Payables to Controlled Affiliates	1,972	211	4	5	2,191	674	2,865

Distributions on Allowed Claims (not remitted)	157	47	1	1	206	—	206
Misdirected wires	58	—	—	—	58	—	58
Other	26	43	20	6	95	145	240

Total Other Liabilities	241	90	21	7	359	145	504

Total Payables to Controlled Affiliates and other liabilities	$2,212	$301	$25	$12	$2,550	$819	$3,369

Refer to Note 7 - Receivables from Controlled Affiliates and Other Assets for the main components of Payables to Controlled Affiliates amounts.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 11 – Taxes Payable

As of December 31, 2014, the Company has recorded an estimated $560 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities. Taxes payable is net of any refund claims, deposits and the estimated impact of the five-year federal NOL carryback. Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) as described below.

Subsequent to December 31, 2014, amended proof of claims were approved by the Bankruptcy Court and as a result, LBSF’s separate tax reserve was reduced from $117 million to $25 million and the IRS consolidated income tax cash reserve of $390 million was reduced to $0; the release of the restricted cash will be reflected in future Balance Sheets.

In certain circumstances, any member of the tax group may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed during the course of liquidation.

Federal Taxes Payable

On December 9, 2013, the IRS filed an interim amended proof of claim of approximately $510 million, reflecting the impact of numerous resolved issues and the estimated value of the five-year NOL carryback claim. As of the interim proof of claim, only one known federal tax issue with respect to pre-petition tax years remains unresolved: stock loan (currently in litigation).

The IRS is auditing the consolidated federal income tax returns of the LBHI group for the tax years 2008-2010, including the amount of the 2008 net operating loss. Further, the LBHI consolidated group has several hundred million dollars on deposit with the IRS for the tax years 1997 through 2000 and 2006, as to which the IRS has preserved the right of offset or counterclaim.

Debtor Allocation Agreement

The DAA, which became effective on the Effective Date, includes the following key tax-related provisions:

(i)	Any audit changes or adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns) will be allocated utilizing historic tax sharing principles, which may result in additional claims between/among the Debtors and Debtor-Controlled Entities. These claims would be treated as pre-petition unsecured claims to the extent related to years 2008 and prior; and

(ii)	In the event that any member of the LBHI consolidated federal/combined state and local income tax group does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability between/among all Debtors and Debtor-Controlled Entities included in its consolidated federal/combined state and local income tax group.

By reason of the LBI settlement, LBHI will be responsible for the portion of any group tax liability that would have been allocated to LBI.

In accordance with the DAA, the Company has recorded an estimate of the impact of the Federal and State settlements and settlements-in-principle to the respective members of the tax group, including an estimate of any additional pre-petition unsecured claims between/among the Debtors and Debtor-Controlled Entities (in some cases resulting in an increase in an individual member’s liability based on the underlying audit adjustments despite the reduction in the group’s tax liability overall).

The DAA also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state and local income taxes for tax years ending after the Effective Date.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 12 – Liabilities Subject to Compromise

The table below presents the Company’s estimates of claim values as of December 31, 2014 by claim category, and the changes in estimates since the previously filed Balance Sheets as of October 2, 2014:

($ billions)		Fourth Quarter Activity			December 31, 2014 Claims Balance
Claim Category	October 2, 2014 Claims Balance	Additional Allowed Claims	Change in Estimated Active Claims	December 31, 2014 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.2	$—	$—	$99.2	$98.5	$—	$—	$0.7
Derivatives	25.7	0.0	(0.0)	25.7	0.0	0.0	23.1	2.5
Other	14.6	0.0	(0.2)	14.4	7.3	6.7	0.1	0.3

Total Direct Claims	139.5	0.0	(0.2)	139.3	105.9	6.8	23.2	3.5

Affiliate Claims Direct	107.6	—	0.0	107.7	58.8	23.1	20.6	5.2
Affiliate Guarantee Claims	12.7	—	—	12.7	12.7	—	—	—
Third Party Guarantee Claims (1)	77.1	1.4	(1.2)	77.3	77.3	—	—	—

Total Liabilities Subject to Compromise	336.9	1.4	(1.3)	337.0	254.7	29.8	43.7	8.7

Taxes Payable	(0.0)	0.0	(0.0)	(0.0)	0.1	0.0	(0.2)	(0.0)
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	—	—

Total Claims	$338.9	$1.4	$(1.3)	$339.0	$256.9	$29.9	$43.6	$8.7

Allowed Claims (2)	315.7	$1.4	$—	317.1	$239.0	$29.8	$40.0	$8.2
Estimated Unresolved Claims to be Allowed	23.2	—	(1.3)	21.9	17.9	0.0	3.6	0.4

Total Claims	$338.9	$1.4	$(1.3)	$339.0	$256.9	$29.9	$43.6	$8.7

Less: Claims Distributions and other reductions (3)				(103.6)	(59.0)	(22.0)	(15.7)	(6.9)

Net Claim Liability at December 31, 2014				$235.4	$197.9	$7.9	$27.9	$1.8

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Included in the current estimate of Liabilities Subject to Compromise is approximately $6.9 billion of LBHI Guarantees to creditors of LBIE.
(2)	Payments on certain secured claims of LBSF are reflected as reductions of Allowed Claims at both LBSF and LCPI.
(3)	Claim Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims and (iii) the assignment of Affiliate claims to their respective parents. During the quarter, the Company adjusted the “Claims Distributions and other reductions” for the following:

($ in billions)	Total	LBHI	LCPI	LBSF	Other
Total as of October 2, 2014	$(93.5)	$(56.8)	$(17.8)	$(12.7)	$(6.1)
Activity:
Interco. Funding Balance Adjustments (a)	(7.9)	—	(4.1)	(3.0)	(0.8)
UK Financing Offset (b)	(2.1)	(2.1)	—	—	—

Total Activity	(10.1)	(2.2)	(4.1)	(2.9)	(0.8)

Total as of December 31, 2014	$(103.6)	$(59.0)	$(22.0)	$(15.7)	$(6.9)

(a)	Intercompany Funding Balance Adjustments reflects a 20% reduction in the LBHI receivables from the Subsidiary Debtors and the corresponding Subsidiary Debtors’ liabilities to LBHI (refer to Exhibit 8B of the Plan for additional information). These balances of $7.9 billion were written-off as of December 31, 2014 as the Subsidiary Debtors will not pay these balances; and
(b)	UK Financing offset reflects the netting agreement between LBHI and UK Financing for approximately $2.1 billion (Refer to footnote No.5 in the “Due from/to Non-Controlled Affiliates” table for further discussion).

Balance Sheets as of December 31, 2014 (Unaudited)

Note 12 – Liabilities Subject to Compromise (continued)

As of December 31, 2014, Liabilities Subject to Compromise were estimated at approximately $233 billion, net of distributions and other reductions.

Through December 31, 2014, the Debtors have allowed approximately $317.1 billion in claims, with remaining unresolved filed claims of $74.4 billion (estimated to be allowed at $21.9 billion), a reduction of $1.3 billion as compared to October 2, 2014. This reduction was primarily driven by reductions in Third Party Guarantee Claims from the Bankhaus Settlement, which was finalized during the quarter.

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 31037) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

The Debtors have made distributions through October 2, 2014 to creditors totaling $92.0 billion, of which $66.1 billion were payments on account of third party claims. In 2014, the Company made distributions to third party creditors of approximately $22.6 billion.

Post-Petition Interest

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim entitled to receive post-petition interest shall receive post-petition interest on the Allowed amount of such Claim. As of December 31, 2014, the Company has not recorded an estimate for post-petition interest on the Balance Sheets of LOTC and LBCC.

Balance Sheets as of December 31, 2014 (Unaudited)

Note 13 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Previous litigation actions with significant updates since October 2, 2014

SPV Avoidance Actions

Among the actions filed by LBSF was a defendants class action entitled LBSF v. Bank of America National Association et al, in which various indenture trustees and noteholders were named, the latter as representatives of a class of noteholders who received distributions from the relevant trusts (the “Distributed Deals action”). On July 14, 2014 the Bankruptcy Court entered an Order in the Distributed Deals action lifting the stay in that action and providing for the action to proceed in specific phases. The July 14 Order directed that Phase I of the action is to be devoted exclusively to the motion for class certification, followed by Phase II, which is to encompass motions to dismiss pursuant to FRCP 12(b) and/or the filing of answers to the Complaint. Merits discovery, dispositive motions and trial are to take place during Phase III, as directed by the July 14 Order. On October 27, 2014 LBSF filed its Motion to Certify Defendant Class in the Distributed Deals action; the defendants filed their opposition to LBSF’s motion on January 30, 2015. LBSF’s reply is due on March 31, 2015. Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure.

Intel Litigation

On January 20, 2015 both LBSF and Intel filed Motions for Summary Judgment. Opposing briefs were filed by both parties on February 23, 2015, and reply briefs are due on March 16, 2015. Refer to the filed Balance Sheets as of March 31, 2013 for previous disclosure.

Giants Stadium and LOTC Post-Petition Interest

On February 4, 2015, LBHI and certain of its affiliates, including LBSF, entered into a settlement agreement resolving, among other things, (i) the adversary proceeding styled Lehman Brothers Holdings Inc., et. al. v. Giants Stadium LLC (Adv. Pro. No. 13-01554 (SCC)) and (ii) the adversary proceeding styled Bania Bros., LLC, et. al. v. Lehman Brothers OTC Derivatives Inc. The settlement involved, among other things, a purchase by LBHI of the claims involved in the foregoing adversary proceedings.

Balance Sheets as of December 31, 2014 (Unaudited)

Previous litigation actions with no significant updates since October 2, 2014

•	Republic of Italy - Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure

•	Credit Suisse Group AG - Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure

•	Massachusetts Department of Transportation - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	LCOR Alexandria LLC and PTO Holdings LLC - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Michigan State Housing Development Authority Litigation - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Ballyrock Litigation - Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure

•	Citigroup Litigation - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Merrill Lynch Capital Services - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Mortgage Sellers - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	RMBS Trustees - Refer to the filed Balance Sheets as of September 30, 2014 for previous disclosure

•	LBIE Sub-debt Waterfall Application - Refer to the filed Balance Sheets as of September 30, 2014 for previous disclosure

•	LBHI v. JPMorgan Chase Bank, N.A. (“JPMorgan”) - Refer to the filed Balance Sheets as of September 30, 2014 for previous disclosure

•	LMA Avoidance Actions Litigation - Refer to the filed Balance Sheets as of September 30, 2014 for previous disclosure

Balance Sheets as of December 31, 2014 (Unaudited)

Note 14 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) recorded at non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Balance Sheets as of December 31, 2014 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2014

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$618	$97	$19	$0	$13	$203	$146	$207	$2	$27	$1,334	$1,066	$2,399
Cash and short-term investments pledged or restricted	5,314	1,928	119	123	37	0	3	80	1	146	7,750	154	7,904
Financial instruments and other inventory positions:
Commercial Real Estate	47	0	—	—	—	—	—	428	—	—	475	875	1,350
Loans and Residential Real Estate	129	0	—	—	—	—	—	56	—	—	186	61	246
Principal investments	9	—	—	—	—	—	—	39	—	—	48	1,683	1,731
Derivative Receivables and Related Assets	—	343	0	1	—	3	—	0	—	36	383	1	384

Total Financial instruments and other inventory positions	185	343	0	1	—	3	—	524	—	36	1,091	2,620	3,711
Subrogated Receivables from Affiliates and Third Parties	1,996	—	—	—	—	—	—	—	—	—	1,996	—	1,996
Receivables from Controlled Affiliates and other assets	685	560	22	145	663	24	24	358	(0)	38	2,517	823	3,340
Investments in Affiliates	(27,044)	376	—	—	—	—	—	729	—	(189)	(26,128)	(23,233)	(49,361)
Due from Affiliates:
Controlled Affiliates	32,411	493	310	16	—	—	1	5,272	0	436	38,941	4,975	43,916
Non-Controlled Affiliates	26,814	1,379	433	593	48	0	0	175	—	33	29,475	3,604	33,078

Total Due from Affiliates	59,225	1,871	743	609	48	0	1	5,448	0	469	68,415	8,579	76,994

Total Assets	$40,979	$5,175	$903	$878	$761	$230	$174	$7,346	$2	$527	$56,975	$(9,991)	$46,984

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$2,212	$25	$1	$1	$5	$0	$0	$301	$0	$5	$2,550	$819	$3,369
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	0	—	—	0	14,680	14,680
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	1,603	1,603

Total Due to Affiliates	—	—	—	—	—	—	—	0	—	—	0	16,283	16,283
Secured Claims Payable to Third Parties	2,036	—	—	—	—	—	—	—	—	—	2,036	—	2,036
Taxes Payable	135	(189)	(22)	(6)	37	(13)	1	25	—	(2)	(33)	592	559
Liabilities Subject to Compromise	195,697	28,085	549	185	19	0	4	7,830	173	842	233,384	0	233,384

Total Liabilities	200,080	27,921	527	179	61	(13)	5	8,156	173	845	237,936	17,694	255,631
Stockholders’ Equity	(159,102)	(22,746)	376	698	700	243	169	(810)	(171)	(318)	(180,961)	(27,685)	(208,647)

Total Liabilities and Stockholders’ Equity	$40,979	$5,175	$903	$878	$761	$230	$174	$7,346	$2	$527	$56,975	$(9,991)	$46,984

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 32.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 33.

Balance Sheets as of December 31, 2014 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2014 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$25	$—	$—	$—	$0	$0	$0	$—	$(0)	$1	$—	$—	$0	$0	$27
Cash and short-term investments pledged or restricted	2	0	0	0	128	0	2	—	—	13	—	—	—	1	146
Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	36	36

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	36	36
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	14	7	1	2	6	3	—	4	0	0	—	0	—	—	38
Investments in Affiliates	—	—	—	—	—	—	(189)	—	—	—	—	—	—	—	(189)
Due from Affiliates:
Controlled Affiliates	148	—	0	0	190	—	67	—	—	1	—	—	—	29	436
Non-Controlled Affiliates	12	—	0	—	2	2	—	—	—	—	—	—	—	17	33

Total Due from Affiliates	160	—	0	0	192	2	67	—	—	1	—	—	—	46	469

Total Assets	$201	$8	$1	$2	$326	$6	$(120)	$4	$0	$16	$—	$0	$0	$84	$527

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$—	$—	$—	$—	$—	$1	$1	$1	$0	$0	$0	$0	$1	$3	$5
Due to Affiliates:
Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	(2)	—	—	—	(0)	(0)	—	—	—	—	(2)
Liabilities Subject to Compromise	2	3	5	4	500	3	—	2	32	5	7	10	—	270	842

Total Liabilities	2	3	5	4	498	3	1	2	32	5	8	10	1	273	845
Stockholders’ Equity	199	5	(4)	(2)	(172)	3	(121)	2	(31)	11	(8)	(10)	(0)	(189)	(318)

Total Liabilities and Stockholders’ Equity	$201	$8	$1	$2	$326	$6	$(120)	$4	$0	$16	$—	$0	$0	$84	$527

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

Balance Sheets as of December 31, 2014 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and NON DEBTOR ENTITIES

Balance Sheets As of December 31, 2014 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$62	$73	$249	$190	$2	$2	$16	$13	$1	$457	$—	$1,066
Cash and short-term investments pledged or restricted	0	—	1	2	4	—	—	23	(0)	124	—	154
Financial instruments and other inventory positions:
Commercial Real Estate	76	395	0	—	316	(0)	(0)	55	—	32	—	875
Loans and Residential Real Estate	59	0	1	1	—	—	—	—	—	0	—	61
Principal investments	1	—	1,091	—	—	—	0	1	—	590	—	1,683
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	1	—	1

Total Financial instruments and other inventory positions	136	395	1,092	1	316	(0)	(0)	57	—	623	—	2,620
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Controlled Affiliates and other assets	438	0	78	1	0	177	101	25	—	289	(287)	823
Investments in Affiliates	(27,814)	2	0	11	—	(86)	229	(216)	—	(122)	4,762	(23,233)
Due from Affiliates:
Controlled Affiliates	3,764	0	573	—	—	232	169	721	—	1,711	(2,196)	4,975
Non-Controlled Affiliates	25	0	4	456	—	514	1,232	37	749	587	—	3,604

Total Due from Affiliates	3,789	0	577	456	—	746	1,401	758	749	2,298	(2,196)	8,579

Total Assets	$(23,388)	$470	$1,998	$660	$322	$840	$1,747	$661	$750	$3,667	$2,280	$(9,991)

Liabilities and Stockholders’ Equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$128	$13	$300	$30	$2	$0	$16	$107	$—	$511	$(288)	$819
Due to Affiliates:
Controlled Affiliates	3,440	—	3,794	71	—	997	995	3,481	939	3,159	(2,196)	14,680
Non-Controlled Affiliates	8	0	34	15	—	0	114	25	—	1,407	—	1,603

Total Due to Affiliates	3,448	0	3,828	86	—	997	1,109	3,507	939	4,566	(2,196)	16,283
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	365	—	5	—	—	204	(12)	30	—	1	—	592
Liabilities Subject to Compromise	—	—	—	—	—	—	—	0	—	0	—	0

Total Liabilities	3,940	13	4,133	116	2	1,200	1,113	3,644	939	5,078	(2,484)	17,694
Stockholders’ Equity	(27,328)	457	(2,135)	545	321	(360)	634	(2,983)	(189)	(1,411)	4,764	(27,685)

Total Liabilities and Stockholders’ Equity	$(23,388)	$470	$1,998	$660	$322	$840	$1,747	$661	$750	$3,667	$2,280	$(9,991)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities, 314 Commonwealth Ave Inc, and Pami ALI LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Balance Sheets as of December 31, 2014 (Unaudited)

IV. Accompanying Schedules

Commercial Real Estate – by Product Type (1)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
North America
Whole loans
Senior	$0	$48	$49	$—	$16	$26	$90	$169
B-notes/Mezzanine	—	1	1	—	—	—	1	26
Equity	—	—	—	207	110	25	341	634
Real Estate Owned	—	229	229	187	191	75	682	1,380
Other	31	6	37	1	—	8	46	71

Subtotal	31	284	315	395	316	134	1,161	2,281
Europe
Whole loans
B-notes/Mezzanine	—	91	91	—	—	—	91	194
Equity	—	53	53	—	—	25	78	191
Other	16	—	16	—	—	3	19	2

Subtotal	16	144	159	—	—	28	188	387
Asia
Equity	—	—	—	—	—	1	1	4
Other	—	—	—	—	—	0	0	0

Subtotal	—	—	—	—	—	1	1	4

Total Commercial Real Estate	$47	$428	$475	$395	$316	$163	$1,350	$2,672

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 10 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $133 million that are not included in the schedule above.

Balance Sheets as of December 31, 2014 (Unaudited)

Commercial Real Estate – By Property Type and Region (1)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$3	$—	$—	$3	$3
Hotel	8	—	—	8	32
Land/Other	80	0	—	80	135

Total Senior Whole Loans by Type	90	0	—	91	169
B-Note/Mezz Whole Loans
Office/Industrial	—	91	—	91	198
Hotel	1	—	—	1	—
Multi-family	0	—	—	0	5
Condominium	0	—	—	0	16

Total B-Notes/Mezz Whole Loans by Type	1	91	—	92	219
Equity
Office/Industrial	33	0	—	33	65
Hotel	74	25	1	100	200
Multi-family	39	—	—	39	20
Retail	—	—	0	0	4
Mixed-use	—	53	—	53	75
Condominium	96	—	—	96	241
Land/Other	98	—	0	98	225

Total Equity by Type	341	78	1	420	830
Real Estate Owned
Hotel	211	—	—	211	192
Multi-family	25	—	—	25	29
Land/Other	447	—	—	447	1,158

Total Real Estate Owned by Type	682	—	—	682	1,380
Other	46	19	—	65	74

Total Commercial Real Estate	$1,161	$188	$1	$1,350	$2,672

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 10 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $133 million that are not included in the schedule above.

Balance Sheets as of December 31, 2014 (Unaudited)

Loans (by Maturity Date) and Residential Real Estate (1)

$ in millions
	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

	Notional (2)
2014	$—	$—	$—	$—	$—
2015	—	—	—	25	25
2016	5	—	12	—	18
2017 and over	15	—	167	—	182

Subtotal Loans	20	—	180	25	224

Residential Real Estate (3)	290	—	11	134	435

Total Loans and Residential Real Estate	$310	$—	$191	$159	$660

	Recovery Value
2014	$—	$—	$—	$—	$—
2015	—	—	—	23	23
2016	5	—	11	—	17
2017 and over (4)	8		39	—	47

Subtotal Loans	13	—	50	23	87

Equity positions - Loans	39	0	3	1	42
Residential Real Estate	78	—	3	37	117

Total Loans and Residential Real Estate	$129	$0	$56	$61	$246

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.
(3)	Cost information primarily represents: (i) for whole loans, warehouse lines and REO (RV $1.5 million / Cost $12.7 million), the remaining outstanding or unpaid principal balance; and (ii) for mortgage backed securities (“MBS”) (RV $102.7 million / Cost $422.8 million), the initial Class Principal amount. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with a recovery value, legal claims and mortgage servicing rights is not included.
(4)	Includes approximately $13 million in LCPI related to defaulted securities with past maturity dates.

Balance Sheets as of December 31, 2014 (Unaudited)

Private Equity / Principal Investments – by Legal Entity and Product Type

$ in millions	Total (1)	Assets held for the benefit of LCPI (3)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$9	$—	$9
Lehman Commercial Paper Inc.	336	(297)	39

Total Debtors	345	(297)	48

Debtor-Controlled:
LB I Group Inc. (2)	792	297	1,089
Other Debtor-Controlled	594	—	594

Total Debtor-Controlled	1,386	297	1,683

Total	$1,731	$—	$1,731

By Product Type
Private Equity / Diversified Funds	$1,359
Fixed Income	42
Real Estate Funds	309
Other	21

Total	$1,731

Investments at cost (4)	$2,390
Unpaid Principal Balances (5)	$87

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.
(3)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.
(4)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to recovery value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis recovery value amounts.
(5)	Represents the remaining outstanding principal balance on corporate loans.

Balance Sheets as of December 31, 2014 (Unaudited)

Derivatives Assets and Liabilities (1)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors
Assets - Receivables, Net
Open	$—	$—	$141	$—	$—	$—	$—	$—	$—	$—	$141
Terminated / Matured	—	—	127	0	—	1	—	3	—	—	131

Total	—	—	268	0	—	1	—	3	—	—	271
Other Derivative Related Assets (2)	—	—	75	—	—	—	—	—	—	36	111

Total Derivatives and Related Assets	$—	$—	$343	$0	$—	$1	$—	$3	$—	$36	$383

# of Counterparty contracts
Open	—	—	79	—	—	—	—	—	—	—	79
Termed / Matured	—	—	292	8	2	6	—	23	2	—	333

Total	—	—	371	8	2	6	—	23	2	—	412

SPV Receivables (3)	$—	$—	$84	$—	$—	$—	$—	$3	$—	$—	$87

Liabilities - Payables
Agreed (4)	$(20)	$—	$(19,453)	$(1,334)	$(484)	$(357)	$(39)	$(57)	$(77)	$—	$(21,822)
Pending Resolution (5)	(2)	(2)	(3,636)	(51)	(15)	(129)	—	—	(2)	—	(3,837)

Total	$(22)	$(2)	$(23,089)	$(1,385)	$(500)	$(486)	$(39)	$(57)	$(79)	$—	$(25,659)

# of Counterparty contracts	4	1	1,715	184	93	140	1	10	40	—	2,188

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.
(2)	Amounts primarily include notes in various special purpose vehicles, deposits with various brokers for OTC hedges and equity positions in various corporations.
(3)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.
(4)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.
(5)	Pending Resolution are recorded at expected claim amounts estimated by the Company.

Balance Sheets as of December 31, 2014 (Unaudited)

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of January 31, 2015

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$—	$—	$—	$6	$6
Private Equity / Principal Investments
Private Equity Platform	—	—	—	199	199
Direct Investments	—	—	—	1	1
GP / LP Investments	—	—	—	5	5

Total	—	—	—	205	205

Total	$—	$—	$—	$211	$211

Notes:

(1)	The schedule includes fully and partially unfunded commitments as of January 31, 2015, under real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.

Balance Sheets as of December 31, 2014 (Unaudited)

Significant Restructurings, Settlements, Sales, Wind-down, or Liquidations

October 3, 2014 – December 31, 2014

($ millions)	Actual Cash Collected	Post-Sixth Distribution Cash Flow Estimates (1)	10/2/2014 Balance Sheets Value (2)	Realized Gain / (Loss) Relative to Post-Sixth Distribution Cash Flow Estimate	Realized Gain / (Loss) Relative to 10/2/14 Balance Sheets Value
Loans and Residential Real Estate
Other Loans	$12	$1	$1	$11	$11
Other Residential Real Estate	5	1	1	4	4

Total Loans and Residential Real Estate	$17	$2	$2	$15	$15

Private Equity / Principal Investments
Firth Rixson	$151	$151	$151	$—	$—
Castex	114	114	114	—	—
Other sales	38	36	36	2	2
GP and LP Stakes in PE and Hedge Funds	11	11	11	—	—

Total Private Equity / Principal Investments	$314	$312	$312	$2	$2

Derivatives
Other sales	$108	$81	$81	$27	$27

Total Derivatives	$108	$81	$81	$27	$27

Real Estate
Other sales	$124	$117	$117	$7	$7

Total Real Estate	$124	$117	$117	$7	$7

Total Significant Monetizations	$562	$511	$511	$51	$51

Notes:

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Represents estimated recoveries reflected in the Post Sixth Distribution Cash Flow Estimates for the asset.
(2)	Represents the recorded value reported on the prior period balance sheet (as of October 2, 2014) for the asset.

Balance Sheets as of December 31, 2014 (Unaudited)

Costs and Expenses

($ millions)	Quarter Ended December 31, 2014 (3)	Year Ending December 31, 2014 (3)	Post-Sixth Distribution Year Estimate (3)(4)
Professional Fees (1)	$37	$163	$183
Compensation and Benefits (2)	19	146	146
Incentive Fees	17	38	59
Outsourced Services & IT Activities	8	35	39
Other Operating Disbursements	5	23	23

Total Costs & Expenses	$86	$405	$450

Notes :

(1)	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.
(2)	Compensation and Benefits include amounts paid in January 2014 to certain employees for bonuses for 2013, as well as amounts paid to Alvarez & Marsal as interim management.
(3)	Expense amounts shown above exclude operating expenses from Aurora Commercial Corp.
(4)	2014 Full Year Estimate reflects actual operating expenses from January 1 through October 2, 2014, and estimated operating expenses from October 3 through December 31, 2014 per the Post-Sixth Distribution Cash Flow estimate.

Balance Sheets as of December 31, 2014 (Unaudited)

V. Interim Update to the Post-Sixth Distribution Cash Flow Estimates

The information and data included in these cash flow estimates and notes thereto were prepared as an interim update to the Post-Sixth Distribution Cash Flow Estimates filed on January 30th 2015 for recoveries from Non-Controlled Affiliates. (Revised recovery estimates related to Financial Inventory are reflected in Footnote 5 – Financial Inventory and Other Inventory Positions in the December 31, 2014 Balance Sheets). Estimated recoveries from Non-Controlled Affiliates are based on internal valuation models utilizing information obtained from both Non-Controlled Affiliates’ fiduciaries, involvement on creditors’ committees and ongoing cooperating exchanges. Please refer to Key Assumptions in the Basis of Presentation in the Post-Sixth Distribution Cash Flow Estimates for additional information.

Total Estimates of Recoveries from Non-Controlled Affiliates to Debtors and Debtor-Controlled Entities increased by $1,123 million primarily driven by the inclusion of the Company’s economic interest in the £650 million paid by the Funds to LBHI 2 at Debtor-Controlled Entities (described below) and other changes to estimates.

		(Activity 10/03/14 - 12/31/14)
$ in millions	October 2, 2014 Total (1)	Transfers and Reclassifications (2)	Recovery Value Change (3)	Cash		December 31, 2014 Total
				(Receipts) (4)	Disbursements
Affiliates
Debtors:
Lehman Brothers Holdings Inc.	$8,147	$125	$285	$(520)	$—	$8,037
Lehman Brothers Special Financing Inc.	165	—	—	(5)	—	160
Lehman Commercial Paper Inc.	45	—	—	(0)	—	44
Other Debtors	410	—	—	(7)	—	403

Subtotal Debtors	8,767	125	285	(532)	—	8,645
Debtor-Controlled	1,433	(125)	838	(7)	—	2,139

Total Affiliates	$10,200	$—	$1,123	$(539)	$—	$10,784

(1)	Amounts as presented in the Post-Sixth Distribution Cash Flow Estimates.
(2)	In connection with the recent LBIE Settlement, allowed claims into LBIE from certain Debtor-Controlled Entities were assigned to LBHI in consideration for a promissory note from LBHI. (Please refer to Note 7 “Receivables From Controlled Affiliates and Other Assets”, footnote (4)(iii) in the December 31, 2014 Balance Sheets).
(3)	Estimated recoveries at Debtor-Controlled Entities from LBHI2 were revised to reflect the Company’s interest in £650 million paid by the Funds to LBHI2 in connection with the Joint Venture. (Refer to Footnote 9 of the December 31, 2014 for additional information). The Company’s ultimate recoveries from the Joint Venture are dependent upon the resolution of a number of complex legal disputes surrounding distributions from LBIE and as such the final outcomes are contingent and uncertain. The revised values do not reflect contingent recoveries in excess of the Joint Venture’s initial capitalization nor contingent claims against LBHI2.
(4)	Cash receipts primarily include $397 million from LBF and a net receipt from LBIE of $66 million related to the recent LBIE Settlement as described in Note 9 of the December 31, 2014 Balance Sheets.